EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 1, 2001, between Bogen Communications International, Inc., a Delaware corporation (the “Company”), and Michael Fleischer (the “Executive”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.             Employment, Duties and Acceptance.

1.1        Employment by the Company.  The Company employs the Executive, for itself and its affiliates, to render exclusive and full time services in such capacities as the Company’s Board of Directors may assign, as the President of the Company and, in connection therewith, to comply with the stated policies of the Company and perform such duties consistent with such position as the Executive shall reasonably be directed to perform by the Company’s Board of Directors. The Executive shall, together with the Chief Executive Officer of the Company, be responsible for the implementation of the overall direction, strategy and operations and administration of the business of the Company with such powers and duties as are typically provided or reserved to the senior executive officers of the Company under its by-laws and the General Corporation law of the State of Delaware. Notwithstanding the Executive’s obligation to render exclusive and full time services to the Company, the Executive may (i) hold and make passive investments, and (ii) continue to serve as a non-employee director or advisor for those companies for which the Executive currently serves as a director or advisor or (iii) engage in such other charitable, educational or business activities as may be otherwise permitted by the Board of Directors of the Company; provided, that such activities are not otherwise prohibited under Section 5.1.

1.2        Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. Subject to election by the Company’s Board of Directors as such, the Executive shall also serve during all or any part of the Term (as defined below) as an officer of the Company and of any of its subsidiaries, without any compensation therefore other than as specified in this Agreement.  The Executive shall be nominated to the Board of Directors of the Company and, subject to election by the stockholders of the Company, shall serve as a director of the Company during the Term, and at the discretion of the Company, shall serve as a director of any one or more of the Company’s subsidiaries, without any compensation therefore other than as specified in this Agreement.  Notwithstanding the foregoing, if the Executive is no longer employed by the Company as the President or otherwise servicing the Company as a full-time consultant, the Executive shall, upon request of the Company, promptly resign from the Board of Directors of the Company and/or any of its subsidiaries.

1.3        Place of Employment.  The Executive’s place of employment shall be Ramsey, New Jersey, or such other location as may be agreed upon by the Executive and the Company, subject to such reasonable travel as the rendering of the services hereunder may require.

2.             Term of Employment and Renewal.  The term of the Executive’s employment under this Agreement (the “Term”) shall commence on December 1, 2001 (the “Commencement Date”) and shall end at 5:00 pm (Eastern Time) on November 30, 2004, unless sooner terminated as herein provided.   The Term will be automatically renewed for successive one year periods expiring on November 30 of each year unless either the Company or the Executive has notified the other in writing at least 180 days prior to the expiration of the initial Term (or any renewal Term) that the Company, or the Executive, as the case may be, is electing to terminate this Agreement on the then applicable expiration date, in which case this Agreement shall (unless terminated sooner in accordance with the provisions hereof) terminate on such date.  Where the Term has been extended as provided herein, reference to “Term” shall include any renewal Term unless otherwise indicated.

3.             Compensation.

3.1        Base Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive, during each year of the Term, a salary of not less than $225,000 per annum (the “Annual Salary”), payable in accordance with the executive payroll policies of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations.  On each anniversary of the Commencement Date, the Annual Salary shall be increased by an amount equal to the Annual Salary for the twelve months preceding such date multiplied by the greater of (i) 5% or (ii) the annual increase in the Consumer Price Index for such year, as most recently reported by the Bureau of Labor Statistics of the U.S. Department of Labor.

3.2        Retirement Benefits.  The Executive shall be entitled to participate in the Company’s 401(k) plan and/or a non-qualified deferred compensation plan or any similar arrangement which may be established by the Company (the “Deferred Plan”) and that employee shall be entitled to make contributions to such 401(k) plan and the Deferred Plan (in such combination as the Company may direct to be consistent with its plans) up to an aggregate amount of $30,000 annually; provided, however, that if for any year the Executive is eligible for, and the Company makes, matching contributions to its 401(k) plan (the “Matched Amount”), the amount of the Executive’s compensation to be paid for such year into the Deferred Plan shall be reduced by the Matched Amount divided by the Executive’s individual combined city, state and federal tax rate.

3.3        Equity Compensation. (a) Stock Options. The Executive shall be granted, as soon as practicable following the `execution of this Agreement, a non-qualified option to purchase 220,750 shares of Common Stock, $.001 par value per share (the “Shares”), of the Company (the “Option”). The per Share exercise price of the Option shall be the market price on the date of grant.  The Option shall be issued on terms and provisions set forth in the form of Option Certificate approved by the Board, and shall otherwise have terms and conditions no less favorable to Executive as those set forth in options heretofore granted to the Executive, or as set forth herein requiring vesting in full upon a Change of Control or in the event the Executive’s employment is terminated by the Company, other than for “cause” under Section 4.3. The Executive shall be eligible to participate in any cashless exercise plan made available to any other holders of options of the Company, or if none, the Company shall provide for Executive a cashless exercise plan to facilitate the exercise of Executive of any and all options and warrants held by him, of by entities of which he is a controlling person, on such terms and conditions as may be approved by the Board. Options shall vest according to the schedule set forth on Exhibit A.

(b)           Restricted Stock Grant.  Promptly following the execution of this Agreement, the Company shall grant and deliver to the Executive 105,000 shares of Restricted Stock of the Company’s common stock, par value $.0001 per share (the “Restricted Shares”), such Restricted Shares to vest in a single installment on the fifth anniversary of the date of grant; provided, however that such Restricted Shares shall earlier vest as follows: if at any time the Initial Value Target (as defined below) is achieved, then 65,625 Restricted Shares shall immediately vest and become non-forfeitable, and if at any time the Additional Value Target is achieved, then 39,375 Restricted Shares (together with any Restricted Shares not earlier vested) shall immediately vest and become non-forfeitable. Unless otherwise requested by the Executive, the Company shall provide cashless delivery of such Restricted Shares to the Executive by delivering to the Executive the net number of Restricted Shares, after withholding Restricted Shares with a value sufficient to satisfy withholding and other tax liabilities.

For purposes hereof, the Initial Value Target shall be $4 per share of Common Stock, and the Additional Value Target shall be $5 per share, in each case subject to adjustment for splits, reverse splits, stock dividends and similar matters, or as otherwise determined by the Board to reflect any spin-off, split-up or similar extraordinary or unanticipated transaction or condition.  The targets amounts shall be deemed achieved if either (a) the closing market price of the Company’s Common Stock closes at or higher than the target value for ten (10) or more consecutive days of trading, or there is any Change of Control transaction, or other sale, merger or combination of the Company, or a sale of its assets, that is consummated at a price above such target price.

3.4        Limitations Imposed by Law. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement relating to the compensation to be paid to the Executive shall be subject to any limitations provided by law or regulation which may from time to time limit the compensation payable to the Executive.

3.5        Participation in Employee Benefits. Subject to the acceptance of the Executive and his dependents by any applicable insurance company or applicable benefit provider, the Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, loan program, pension plan or similar benefit plan of the Company, and shall be entitled to such vacation, personal time, car allowance and the like, which may be available to other executives of the Company and generally on the same terms as such other executives. In addition to the benefit programs set forth above, the Company shall use reasonable efforts, consistent with the Company’s overall business interests, to assist the Executive in accomplishing the effective exercise of the vested portion of the Option, whether by cashless exercise, loans or otherwise, at the Company’s discretion.

3.6        Expenses; Reimbursement of Travel and Lodging Expenses.

3.6.1.       Reimbursement for Travel and Lodging Expenses.  Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to reimbursement of all reasonable out-of-pocket travel expenses actually incurred by the Executive in connection with his travel between his home and the Company’s New Jersey office and reasonable lodging expenses actually incurred for lodging in the vicinity of the Company’s New Jersey office.  The Executive shall keep an accounting of all such expenses and reasonable evidence or other supporting information with respect thereto.

3.6.2        Other Expenses.  Except as set forth in Section 3.6.1 above, subject to such policies as may from time to time be established by the Company’s Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Employment Agreement upon presentation of expense statements or vouchers or such other supporting information as it may require.

3.7        Change of Control.

3.7.1        Right to Change of Control Benefits.  The Company agrees that the Executive shall have the right to terminate this Agreement and receive the severance benefits set forth in subsection 3.7.2 below in the event of a Change of Control (as defined in subsection 3.7.3 below) under the circumstances described in this Section 3.7.  No right to terminate or benefits shall be applicable or payable under subsection 3.7.2 below unless there shall have been a Change of Control.

3.7.2        Benefit.  In the event that (i) within six months of a Change of Control the Executive dies or his employment is terminated by reason of disability pursuant to Section 4.2 or , (ii) within twelve months of a Change of Control the Executive terminates his employment with the Company for Good Reason (as hereinafter defined), or (iii) within twelve months after a Change of Control the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause as defined in Section 4.3, (including, without limitation, death or disability), the Executive shall receive a lump sum compensation, payable within five days after termination of his employment, equal to one half (1/2) his Annual Salary immediately prior to such termination in the case of a termination under (i), and one times such Annual Salary in the event of a termination under (ii) or (iii).  In addition,  the Company shall maintain in full force and effect, for the continued benefit of the Executive and/or his family for one year after the date his employment terminates or, if earlier, the date the Executive receives comparable coverage from a new employer, all medical and dental insurance plans in which he was entitled to participate immediately prior to the Change of Control, provided that his continued participation is possible under the general terms and provisions of such plans (in the event that his participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans).

3.7.3        Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a change of control shall be deemed to have occurred if:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation controlled by or under common control with any entity which as of the date hereof holds in excess of five percent (5%) of the Company’s common stock,  or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                  the Company shall have consummated a merger or consolidation or sale of assets or significant subsidiaries with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (but less than 80%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)                               the Company shall have liquidated or sold all or substantially all of the Company’s assets.

3.7.4        Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means:

(i)                                     the assignment to the Executive of any duties inconsistent with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the date of the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice from the Executive;

(ii)                                  any reduction of the Executive’s Annual Salary or the failure by the Company to provide him with benefits which in the aggregate are no less favorable than the benefits to which he was entitled prior to the Change of Control;

(iii)                               the Company’s requiring the Executive to be based at any office or location other than the office and location at which he is employed on the date of the Change of Control, except for travel reasonably required in the performance of his responsibilities; or

(iv)                              any action taken or suffered by the Company as of or following the Change of Control (such as, without limitation, transfer or encumbrance of assets or incurring of indebtedness) which materially impairs the ability of the Company to make any payments due or which may become due to the Executive under this Agreement.

4.             Termination.

4.1        Termination upon Death. If the Executive dies during the Term, this Agreement shall terminate, except that the Executive’s legal representatives shall be entitled to receive all compensation and benefits provided for under this Agreement accrued, earned, called for or vested as of the period ending on the last day of the sixth (6th) month after the month in which the Executive’s death occurs; provided, however, that nothing herein shall be construed as providing for the vesting of options other than as set forth in Section 3.3 hereof.

4.2        Termination upon Disability. If, during the Term, the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his services hereunder for (i) a period of three consecutive months, or (ii) for shorter periods aggregating three months during any six month period, the Company (as directed by a vote of the Board of Directors, excluding the Executive and Jonathan Guss) may at any time after the last day of the three consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three months, by ten days’ prior written notice to the Executive, terminate the Term of the Executive’s employment hereunder. Nothing in this Section 4.2 shall be deemed to extend the Term. The Executive shall be entitled to all compensation and benefits provided for under this Agreement accrued, earned, called for or vested for a period ending on the last day of the third (3d) month after the month in which the Executive’s employment is terminated; provided, however, that nothing herein shall be construed as providing for the vesting of options other than as set forth in Section 3.3 hereof.

4.3        Termination for Cause. The Company (as directed by a vote of the Board of Directors, excluding the Executive and Jonathan Guss, but for which vote each of the Executive and Mr. Fleischer are given at least one (1) day’s prior written notice) may at any time by written notice to the Executive terminate the Term of the Executive’s employment under this Agreement for “cause” (as defined herein) and the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice, other than compensation accrued, earned or vested through the date of termination; provided, however, that nothing herein shall be construed as providing for the vesting of options other than as set forth in Section 3.3 hereof.  For purposes of this Agreement, “cause” shall mean

(i)                                   an act or acts of personal dishonesty taken by the Executive at the expense of or against the interests of the Company;

(ii)                                violation by the Executive of his obligations under this Agreement, including, without limitation, any failure or refusal to comply with the oral or written policies or directives of the Company’s Board of Directors; provided, however, that if such violation may be substantially cured, the Executive may not be terminated for cause unless the Executive fails to cure such violation within a reasonable period of time (not to exceed 30 days) after receipt of notice from the Company of such violation;

(iii)                             any direct or indirect disclosure of any confidential information or other special knowledge of the finances, business or other affairs of the Company contrary to his obligations under Section 5.1.2;

(iv)                            the conviction of the Executive of a felony; or

(v)                               the conviction of the Executive of a serious misdemeanor involving illegal use, possession or sale of drugs, larceny, crimes of violence or sex offenses.

4.4        Involuntary Termination. Notwithstanding anything herein to the contrary, the Company (as directed by a vote of the Board of Directors, excluding the Executive and Jonathan Guss) shall have the right, at any time upon 90 days’ prior notice to the Executive, to terminate the Term of the Executive’s employment hereunder. If during the Term, the Company terminates the Executive’s employment other than for the reasons set forth in Sections 4.1, 4.2 and 4.3 hereof, it shall be deemed to be an involuntary termination and the Company shall pay to the Executive (in addition to any accrued compensation or expense reimbursements otherwise due) within ten business days following the date of termination as a full and final severance payment the lesser of (i) the balance of the Annual Salary payable to the Executive for the remainder of the Term (or any renewal term called for), and (ii) one year of the then-current Annual Salary; provided, however, that if any payment is due the Executive pursuant to Section 3.7 hereof, then the Executive shall not be entitled to any payment under this Section 4.4.

4.5        Voluntary Termination. The Executive agrees to provide the Company with 90 days notice prior to voluntarily terminating the Term of the Executive’s employment hereunder. At the end of such 90-day period, this Agreement shall terminate automatically and, except as provided under Section 3.7 hereof, the Company shall have no further obligations to the Executive under this Agreement, other than those obligations accrued, earned or vested by the Executive as of the date of the termination.

4.6        Notice of Termination. Any notice of termination by the Company for any reason or by the Executive for any reason shall be communicated by a written notice which indicates (i) the specific termination provision in this Agreement relied upon, (ii) the facts and circumstances claimed to provide a basis for such termination, and (iii) the date or proposed date of termination.

5.             Certain Covenants of the Executive.

5.1        Covenants Against Competition. The Executive acknowledges that (i) the principal business of the Company and its subsidiaries is the development, assembly and distribution of sound processing equipment and telecommunication peripherals (together with other related businesses which the Company and its subsidiaries are in currently and which the Company and its subsidiaries may become involved with during the Term, the “Company Business”); (ii) the Company Business is international in scope; (iii) his work for the Company will bring him, into close contact with many confidential affairs not readily available to the public; and (iv) the Company would not enter into this Agreement but for the agreements and covenants of the Executive contained herein. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

5.1.1        Non-Compete. During the Term and for a period of two years following the termination (whether for cause or otherwise) of the Executive’s employment with the Company or any of its affiliates (the “Restricted Period”), the Executive shall not, in the United States of America or in any foreign country, directly or indirectly, (i) engage in whole or in part in the Company Business for his own account; (ii) enter the employ of, or render any services to, any person engaged in whole or in part in the Company Business; and (iii) become interested in any person engaged in the Company Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or the Nasdaq National Market System, if the Executive (a) is not a controlling person of, or a member of a group which controls, such person, or (b) does not, directly or indirectly, own 1% or more of any class of securities of such person.

5.1.2    Confidential Information. During the Term of this Agreement and during and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, all confidential matters of the Company and its affiliates. Such confidential matters, include, without limitation, trade “know-how,” secrets, customer lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs of the Company and its affiliates (collectively, “Confidential Information”), learned by or disclosed to the Executive heretofore or hereafter, and shall not disclose them to anyone outside of the Company and its affiliates, either during or after his employment by the Company or any of its affiliates of the Company, except as required in the course of performing duties hereunder.

5.1.3    Property of the Company. All documents and other materials including, without limitation, memoranda, notes, lists, records and other documents made or compiled by or made available to the Executive prior to the commencement of employment hereunder or during the Term by the Company and any copies thereof, whether or not containing Confidential Information, are and shall be the property of the Company and shall, at the request of the Company, be delivered to the Company promptly upon the termination of the Executive’s employment with the Company or any of its affiliates or at any other time on request. Except as required in connection with the services to be performed hereunder, the Executive agrees not to remove from the Company’s premises, without permission, any and all papers or drawings belonging to the Company, including those prepared or worked on by him. All ideas, reports, and other creative works conceived by the Executive during the Term and relating to Company Business, shall be disclosed to the Company and shall be the sole property of the Company.

5.1.4    Employees of the Company. During the Restricted Period, the Executive shall not, directly or indirectly hire, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or its affiliates or hire any such employee who has left the employment of the Company or any of its affiliates within one year of the termination of such employee’s employment with the Company or any of its affiliates.

5.1.5    Consultants and Independent Contractors of the Company. During the Restricted Period, the Executive shall not, directly or indirectly, hire, solicit or encourage to cease to work with the Company or any of its affiliates, any consultant, sales representative and other person then under contract with the Company or any of its affiliates; provided, however, that the Executive may hire or solicit consultants who in the ordinary course of such consultant’s business provide services to a broad client base.

5.2         Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.1 (the “Restrictive Covenants”), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company; provided, however, that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.3         Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.             Executive’s Representations. The Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Executive from rendering exclusive services to the Company during the Term. The Executive further represents, warrants and agrees with the Company that as of the date hereof he has not made and will not make during the Term any commitment to do any act in conflict with this Agreement, or take any action that might divert from the Company any opportunity which would be in the scope of any present or future business of the Company or any affiliate thereof.

7.             Indemnification. The Company shall indemnify and hold harmless the Executive from all claims, losses, liabilities, damages and causes of action relating to or arising out of the Executive’s performance, duties and responsibilities to, for, or on behalf of the Company to the extent provided by the Company’s certificate of incorporation and by-laws, as the same may be amended from time to time.

8.             Other Provisions.

8.1           Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, by facsimile transmission, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, transmitted by facsimile transmission, or if mailed, two days after the date of mailing, as follows:

(i)          if to the Company:

Bogen Communications International, Inc.

50 Spring Street

Ramsey, New Jersey  07446

Attention:  Ms. Maureen Flotard

Telecopy:   (201) 995-2078

with a copy to:

Attention:

Telecopy:

(ii)         if to the Executive, to:

Mr. Michael Fleischer

Telecopy:

with a copy to:

Attention:

Telecopy:

8.2        Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

8.3        Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State.

8.5        Assignment. Except as otherwise agreed to by the Company, this Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

8.6        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The delivery of a signature page of this Agreement by one party to the other via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

8.7        Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8        Severability. If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign,

 federal, state, county or local government or any other governmental regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated. If any court construes any of the terms, provisions, covenants or restrictions contained in this Agreement, including, without limitation, the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BOGEN COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Yoav Stern
Name: Yoav Stern
Title: Co-Chairman of the Board

/s/ Michael Fleischer
Michael Fleischer

EXHIBIT A

Vesting Schedule

Portion of Option Immediately Vested:	56,682 shares

Portion of Option Vesting Cumulatively
on the Last Day of Each Fiscal
Quarter Beginning June 30, 2002
and Ending September 30, 2004(1):	16,406.8 shares

(1)  The option ;may not be exercised for fractional shares.

Vesting Schedule–Special Circumstances

Notwithstanding the foregoing:

(i)                                     in the event of a Change of Control, the unvested portion of the Option shall immediately vest;

(ii)                                  in the event that the Executive’s employment under this Agreement is terminated by the Company for any reason other than pursuant to Section 4.3 hereof, the unvested portion of the Option shall vest on the date notice of termination is given to the Executive and shall expire on the sooner of (a) ten (10) years from the date of grant, or (b) one year after the Executive ceases to render services to the Company, either as an employee or as a consultant; and

(iii)                               in the event that the Agreement is terminated by the Company pursuant to Section 4.3 hereof, or by reason of the voluntary resignation of the Executive (X) the Option, other than with respect to that portion of the Option which has vested as of or prior to the date of termination, shall be cancelled, and (Y) the portion of the Option vested hereunder shall not expire sooner than the sooner of (a) ten (10) years from the date of grant, or (b) 90 days after the Executive ceases to render services to the Company, either as an employee or as a consultant.